Exhibit 10.1

Loan Agreement

Shuhei Komatsu (hereinafter referred to as “Lender”) and A.L.I. Technologies Inc. (hereinafter referred to as “Borrower”) hereby enter into this Loan Agreement (hereinafter referred to as the “Agreement”) as follows:

Article 1

The Lender shall lend and the Borrower shall receive 200,000,000 yen on February 27, 2023.

Article 2

The interest rate for this loan shall be 2.475% per annum (calculated on a pro rata basis for 365 days a year), and the interest period shall be from February 27, 2023 to the repayment date set forth in Article 3.

Article 3

The Borrower shall repay the borrowed funds owed to the Lender in relation to the Agreement on April 15th, 2023, and shall make payment of the interest stipulated in Article 2. The repayment shall be made by transferring the funds to the bank account specified by the Lender, and the transfer fee shall be borne by the Borrower.

Article 4 (Forfeiture of Benefit of Time)

1.

If any of the following events occurs with respect to the Borrower, and the lender issues a notice or warning, the Borrower shall automatically lose the benefit of term and shall immediately pay the entire amount of debt owed to the Lender.

i.	When payment is suspended or bankruptcy proceedings are initiated.

ii.

In addition to the preceding paragraph, in the event that the Borrower initiates legal proceedings related to debt reorganization involving court intervention or when facts are recognized as having occurred that payment has been suspended.

iii.	When provisional seizure, preservation seizure, seizure order, or delinquent disposition is received.

2.

In the following cases, the Borrower shall lose the term benefit with respect to all debts owed to the Lender at the request of the Lender and shall immediately pay the full amount of the debts owed to the Lender.

i.	When the Borrower is delayed in performing even a part of the debt owed to the Lender.

ii.	When the Borrower violates any article of this Agreement.

iii.	When equivalent reasons requiring the preservation of the right to claim arise in addition to the above.

Article 5 (Accrue Interest)

If the Borrower delays the repayment of the loan amount owed to the Lender pursuant to this Agreement, the Borrower shall accrue interest at the rate of 14.6% per annum until full payment is made.

Article 6 (Governing Law)

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 7 (Jurisdiction)

If it becomes necessary to litigate any matter relating to this Agreement, regardless of the amount of the claim, the Tokyo District Court shall be the exclusive court of jurisdiction for the first instance.

Article 8 (Dispute Resolution)

Any matters not provided for in this Agreement and any matters in which doubts arise regarding the interpretation or application of the provisions of this Agreement shall be resolved through discussion between the parties in accordance with the principles of the Civil Code, other relevant laws and regulations, and good faith and fair dealing.

To verify the conclusion of this Agreement, two copies of this Agreement shall be prepared, and each party shall retain one copy with their signature and seal.

Date: February 27, 2023

Lender:

Shuhei Komatsu

Address: 6-12-3 Roppongi, Minato-ku, Tokyo

By /s/ Shuhei Komatsu

Borrower:

Daisuke Katano, CEO of A.L.I. Technologies Inc.

By  /s/ Daisuke Katano

Disclaimer

In the event of any discrepancies or inconsistencies between the Japanese language version of this Agreement, which is the original and legally binding version, and any translations or other versions of this Agreement, the Japanese language version shall govern and prevail. This English language version of the Agreement is provided solely for reference purposes, and in using this translation, you agree to refer to the original Japanese version of the Agreement.